Exhibit 99.2

FOR IMMEDIATE RELEASE

Encorium Reports First Quarter 2009 Financial Results

Net Loss Significantly Reduced to $195,220 in First Quarter on Cost Cutting

WAYNE, PA, May 19, 2009 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational contract research organization (CRO) that provides design, development, and management capabilities for clinical trials and patient registries to many of the world's leading pharmaceutical companies, today announced its financial results for the first quarter ended March 31, 2009.

Net revenue for the first quarter of 2009 was $7.0 million, a decrease of 6.1% from $7.5 million for the first quarter of 2008. The decrease in net revenues was primarily due to an $800,000 decrease in revenues generated by our European operations of which approximately $668,000 was related to unfavorable foreign currency fluctuations for the three months ended March 31, 2009 compared with the same prior year period. The Company’s U.S. operations saw a $340,000 increase in net revenues during the quarter primarily due to a delay in recognizing revenue on a legacy project and additional revenue resulting from a significant increase in contract value for an ongoing clinical study that was signed during the first quarter of 2009. The Company had a consolidated backlog at March 31, 2009 of $31.2 million which included approximately $3.5 million of new business wins in the first quarter of 2009 compared to a backlog of $34.4 million at December 31, 2008 and $40.0 million at March 31, 2008.

Direct expenses for the first quarter of 2009 were $4.4 million, or 62.2% of net revenues, compared to $5.5 million, or 74.0% of net revenues, for the comparable prior year period. While the decrease in direct expenses was partially the result of approximately $440,000 of favorable foreign currency fluctuations absorbed by the Company’s European operations in the first quarter of 2009, direct expenses also decreased as a result of reductions in staff and subcontractors utilized on active clinical studies being conducted in the U.S. and Europe.

Selling, general, and administrative expenses (SG&A) decreased by 23.2% to $2.7 million, or 38.0% of net revenue, for the three months ended March 31, 2009, compared to $3.5 million, or 46.4% of net revenue, for the three months ended March 31, 2008. The decrease in SG&A resulted primarily from staff reductions and reductions in overhead expenses in the Company’s U.S. operations.

Depreciation and amortization expense decreased by 70.4% to $190,929 for the three months ended March 31, 2009 from $645,277 for the three months ended March 31, 2008 primarily as a result of certain intangible assets acquired as part of the Remedium acquisition being fully amortized.

The Company reported a significant reduction in its net loss for the first quarter of 2009 to $195,220, or $(0.01) per diluted share, from a net loss of $2.0 million, or $(0.10) per diluted share in the first quarter of 2008.

Encorium has entered into two letters of intent (“LOI”) with respect to the sale of the assets used to conduct its U.S. operations and for the sale of its wholly owned European subsidiary, Encorium Oy.

Dr. David Ginsberg, Encorium Group’s Chief Executive Officer, commented, “We are very pleased with the results of our cost cutting efforts, which significantly reduced our direct expenses and SG&A to better align our costs to our current book of business. We have entered into two separate LOIs to sell the assets used in the U.S. Operations and the European Operations, which we believe will maximize stockholder value and are in the best interest of our stockholders, customers and employees.”

Financial Position

Encorium’s balance sheet at March 31, 2009 reflected cash and cash equivalents of $2.3 million and stockholders’ equity of $3.6 million. The Company has no outstanding debt. The Company’s latest financials have been prepared on a going concern basis. As previously disclosed, Encorium's independent registered public accounting firm reported that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 27, 2009, contains a paragraph that indicates that, while the Company's financial statements have been prepared on a going concern basis, there is substantial doubt about its ability to continue as a going concern, and that no adjustments have been made to the financial statements that might result from the outcome of this uncertainty.

In the event the sales described above are not consummated, the Company anticipates it will be able to meet its cash requirements at least into the first quarter of 2010 assuming it is able to fully implement its cost cutting initiatives, win additional contracts during fiscal 2009 and maintain current customer contracts. If the Company is unable to fully implement its cost cutting initiatives, win additional contracts during fiscal 2009 and maintain current customer contracts, it will need additional capital, which it may not be able to raise on terms acceptable to it or at all, and may need to significantly reduce operating costs, which may include the cessation of operations in some countries.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process.

Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions regarding the potential sale of the U.S. business and Encorium Oy and our expectations regarding the effects of such transactions. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the timing of the closing, if any, of the transactions; (ii) the completion to the purchasers’ satisfaction of due diligence; (iii) the acquisition by us of a fairness opinion relating to the purchase price for the sale of Encorium Oy; (iv) our ability to negotiate definitive agreements with the Purchasers; (v) the possibility that the transactions may not close; and (vi) the risk that any distributions to stockholders in connection with the transactions will not result in a premium to the current stock price.

Additional risks and uncertainties that could affect the Company's future operating results and financial condition generally include, without limitation: (i) the risk that we may not have sufficient funds to operate our business; (ii)our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; (xiii) our ability to successfully integrate the business of Remedium Oy, which we acquired on November 1, 2006; (xiv) the performance of the combined businesses to operate successfully and generate growth; and (xv) uncertainties regarding the availability of additional capital and continued listing of our common stock on Nasdaq. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled “Risk Factors” in the Form 10-K for a more complete discussion of factors which could cause our actual results and financial position to change.

You should not place any undue reliance on these forward-looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2008 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group's investor relations department.

CONTACT:
Encorium Group, Inc.	Cameron Associates
Philip L. Calamia, Chief Financial Officer	Alison Ziegler
610-975-9533	212-554-5469
www.encorium.com	alison@cameronassoc.com

--financial tables follow—

ENCORIUM GROUP, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	March 31,
	2009	2008

Net revenue	$7,025,426	$7,483,606
Reimbursement revenue	1,706,165	1,106,030

Total Revenue	8,731,591	8,589,636

Operating Expenses
Direct (exclusive of depreciation and amortization)	4,367,176	5,539,671
Reimbursement out-of-pocket expenses	1,706,165	1,106,030
Selling, general and administrative	2,666,874	3,472,871
Depreciation and amortization	190,929	645,277

Total Operating Expenses	8,931,144	10,763,849

Loss from Operations	(199,553)	(2,174,213)

Interest Income	10,919	54,573
Interest Expense	(14,524)	(3,103)

Net Interest (Expense) Income	(3,605)	51,470

Net Loss before Income Taxes	(203,158)	(2,122,743)

Income Tax Benefit	(7,938)	(115,363)

Net Loss	$(195,220)	$(2,007,380)

Net Loss per Common Share
Basic	$(0.01)	$(0.10)
Diluted	$(0.01)	$(0.10)

Weighted Average Common and Common Equivalent Shares Outstanding
Basic	20,523,883	20,603,140
Diluted	20,523,883	20,603,140

E N C O R IU M G R O U P , IN C .
		C O N S O L ID A T E D C O N D E N S E D B A L A N C E		S H E E T S
(U N A U D I T E D )
				M a rc h 3 1 ,	D e cem b er 3 1 ,
				2 0 0 9	2 0 0 8

A s sets
C u rr en t A ss ets
C as h an d	cas h e q u iv a le n ts			$2 ,3 2 2 ,2 6 6	$5 ,7 0 5 ,8	1 8
In v es tig ato r ad v a n ces				1 ,2 3 9 ,9 6 3	1 ,0 8 8 ,7	6 8
A cco u n ts	receiv ab le ,	less	a llo w an c e o f $ 9 7 ,0 0 0
fo r M arch	3 1 , 2 0 0 9	an d	D ec em b er 3 1 , 2 0 0 8 , resp e ctiv ely	4 ,2 5 1 ,1 5 4	4 ,6 2 4 ,1	6 1
P re p aid	e x p en se s a n d	o th er		9 8 4 ,2 3 9	1 ,2 0 6 ,0	8 8
P re p aid	ta xe s			5 0 ,2 0 3	2 8 ,2	9 0
C o sts a nd	es tim ate d	ea rn in g s in e x ces s o f
re lated	b illin g s o n	u n co m p le ted	co n tra cts	1 ,5 0 8 ,7 2 7	1 ,4 4 3 ,4	2 7

T o ta l	C u rre nt	A ss ets		1 0 ,3 5 6 ,5 5 2	1 4 ,0 9 6 ,5	5 2

P ro p erty a n d E q u ip m en t, N et				1 ,0 7 7 ,0 7 8	1 ,2 1 1 ,9	2 9

I nta n g ib le A sse ts
G o o d w ill				1 ,2 8 0 ,1 0 7	1 ,3 6 6 ,2	6 9
O th er in tan g ib les, N et				3 ,4 3 1 ,8 4 4	3 ,7 3 3 ,5	1 7
O th er as sets				6 6 5 ,6 8 7	6 8 4 ,6	6 6

T o ta l A ss ets				$1 6 ,8 1 1 ,2 6 8	$2 1 ,0 9 2 ,9	3 3

L ia b ilities a n d S to ckh o ld ers ' E qu ity
C u rr en t L ia b ilitie s
A cco u n ts	p ay ab le			$3 ,1 3 5 ,6 2 7	$3 ,6 2 4 ,0	7 1
A ccru ed	ex p en s es			2 ,5 7 7 ,7 7 8	3 ,0 0 4 ,6	2 7
D eferre d	tax es			1 3 0 ,2 1 2	2 0 6 ,1	7 3
O b lig atio n s un d er ca p ita l leas es				7 0 ,2 6 1	7 2 ,5	4 2
B illin gs	in ex ces s	o f related co s ts an d
estim ated earn in g s		o n u n co m p leted co n trac ts		2 ,5 0 6 ,8 9 3	3 ,3 0 7 ,3	4 7
C u sto m er a d v an ces				3 ,4 9 2 ,9 1 0	5 ,2 9 7 ,0	0 0

T o ta l	C u rre nt	L ia b ilities		1 1 ,9 1 3 ,6 8 1	1 5 ,5 1 1 ,7	6 0

L o ng T e rm L ia b ilities
O b lig atio n s un d er ca p ita l leas es				1 5 7 ,0 7 8	1 8 9 ,6	8 0
D eferre d	tax es			8 2 3 ,4 0 5	8 9 7 ,2	0 4
O th er liab ilities				2 8 0 ,0 9 0	3 1 6 ,5	1 6

T o ta l	L o n g	T erm L ia bilities		1 ,2 6 0 ,5 7 3	1 ,4 0 3 ,4	0 0

T o ta l L ia b ilities				1 3 ,1 7 4 ,2 5 4	1 6 ,9 1 5 ,1	6 0

S to ck ho ld er s'	E q uity
C o m m o n	sto c k, $ .0 0 1 p ar v alu e		3 5 ,0 0 0 ,0 0 0
s h ares au th o riz ed , 2 0 ,8 3 4 ,0 0 4			sh ares iss u ed
a nd 2 0 ,5 2 3 ,8 3 3		sh ares o u tstan d in g , res p ectiv ely		2 0 ,8 3 4	2 0 ,8	3 4
A d d itio na l p aid -in	c ap ital			3 2 ,4 7 3 ,7 1 5	3 2 ,4 1 7 ,2	5 0
A d d itio na l p aid -in		c ap ital w a rran ts		9 0 5 ,6 9 9	9 0 5 ,6	9 9
A ccu m u la ted	d efic it			(2 9 ,9 3 2 ,6 5 0 )	(2 9 ,7 3 7 ,4	3 0 )
A ccu m u la ted	o th e r co m p reh en s iv e		in co m e	8 9 6 ,1 0 5	1 ,2 9 8 ,1	0 9

L ess :				4 ,3 6 3 ,7 0 3	4 ,9 0 4 ,4	6 2
T reas u ry	sto ck , a t co s t, 3 1 0 ,1 2 1		sh ares	(7 2 6 ,6 8 9 )	(7 2 6 ,6	8 9 )

T o ta l	S to c kh o ld ers ’ E q u ity			3 ,6 3 7 ,0 1 4	4 ,1 7 7 ,7	7 3

T o ta l L ia b ilities	a n d Sto ck h o ld ers’ E q u ity			$1 6 ,8 1 1 ,2 6 8	$2 1 ,0 9 2 ,9	3 3

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